Exhibit 10.2

SIXTH AMENDMENT TO

RISK SHARING AGREEMENT

This SIXTH AMENDMENT TO RISK SHARING AGREEMENT (this “Amendment”) is made and entered into effective as of June 8, 2015 (the “Effective Date”), by and between ITT EDUCATIONAL SERVICES, INC., a Delaware corporation, on behalf of itself and its Affiliates and subsidiaries (“ITT ESI”), and STUDENT CU CONNECT CUSO, LLC, a Delaware limited liability company operating as a credit union service organization (the “CUSO”).

RECITALS

The following recitals are a material part of this Amendment:

A. ITT ESI and the CUSO (together, the “Parties”) are parties to that certain Risk Sharing Agreement entered into as of February 20, 2009, and subsequently amended on January 13, 2011, March 30, 2011, May 18, 2012, November 6, 2014, and March 17, 2015 (as so amended, the “Agreement”).

B. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings provided in the Agreement and Schedule A thereto.

C. The Parties have agreed to amend certain provisions of the Agreement in certain respects, subject to and conditioned upon the payment to the CUSO by ITT ESI of the Discharge Amount (as defined in Section 4 of this Amendment).

D. In connection with the foregoing, the Parties desire to amend the Agreement as set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby jointly acknowledged, the Parties agree as follows:

1. Subject to and conditioned upon payment of the Discharge Amount to the CUSO by ITT ESI as provided in Section 4 of this Amendment, Section 7.2(b)(1)(a) of the Agreement is hereby amended in its entirety to read as follows:

a.	Debt Service Ratio. A debt service ratio that is equal to or greater than 1.2 to 1, defined as earnings before interest, income taxes, depreciation and amortization divided by the current portion of long-term debt plus interest expense; provided, however, that for each of the ITT ESI fiscal quarters ending June 30, 2013 through March 31, 2016 (the “Debt Service Ratio Suspension Period”), compliance with this debt service ratio covenant is not required, and the failure to comply with this debt service ratio covenant during the Debt Service Ratio Suspension Period shall not require an increase in Collateralization Percentage pursuant to Section 6.3 of the Agreement;

2. Subject to and conditioned upon payment of the Discharge Amount to the CUSO by ITT ESI as provided in Section 4 of this Amendment, Section 7.2(b)(1)(c) of the Agreement is hereby amended in its entirety to read as follows:

c.	Current Ratio. A current ratio, defined as the “Total Current Assets” as reported on ITT ESI’s consolidated balance sheet contained in its Forms 10-Q and 10-K filed with the SEC and any cash or securities pledged as Collateral under this Agreement, divided by the “Total Current Liabilities” as reported on ITT ESI’s consolidated balance sheet contained in its Forms 10-Q and 10-K filed with the SEC, of ITT ESI, equal to or greater than: (i) 0.75 to 1 as of June 30, 2012 and September 30, 2012; and (ii) 1 to 1 as of December 31, 2012 and every measurement period thereafter; provided, however, that as of the end of each of the ITT ESI fiscal quarters ending June 30, 2013 through March 31, 2016 (the “Current Ratio Suspension Period”), compliance with this current ratio covenant is not required, and the failure to comply with this current ratio covenant during the Current Ratio Suspension Period shall not require an increase in Collateralization Percentage pursuant to Section 6.3 of the Agreement. This calculation excludes all unsecured and uncollateralized related-party receivables and payables.

3. Subject to and conditioned upon payment of the Discharge Amount to the CUSO by ITT ESI as provided in Section 4 of this Amendment, Section 7.2(b)(2) of the Agreement is hereby amended in its entirety to read as follows:

(2) Persistence Percentage. During the Term of this Agreement, and thereafter, while any ITT ESI Risk Loans remain outstanding, measured at the end of each fiscal quarter based on ITT ESI’s quarterly and annual reports filed with the SEC, ITT ESI will maintain an average persistence percentage over the preceding eight consecutive fiscal quarters ending on the measurement date of not less than 70%, calculated on a straight average basis; provided however, that as of the end of each of the ITT ESI fiscal quarters ending March 31, 2015 through March 31, 2016 (the “Persistence Percentage Suspension Period”), compliance with this persistence percentage covenant is not required, and the failure to comply with this persistence percentage covenant during the Persistence Percentage Suspension Period shall not require an increase in Collateralization Percentage pursuant to Section 6.3 of the Agreement.

4. On or before the fifth Business Day following the Effective Date, ITT ESI shall pay to the CUSO by wire transfer in immediately available funds the sum of $6,544,279.47 (the “Discharge Amount”), which payment in full shall discharge, pursuant to Section 3.6 of the Agreement, all ITT ESI’s obligations under Article III of the Agreement with respect to those Loans set forth on Exhibit A to this Amendment to the extent and as provided in Section 3.6 of the Agreement. If ITT ESI pays to the CUSO the Discharge Amount in full as provided in this Section 4, then, through December 31, 2015, ITT ESI may, at its sole option, delay further payments otherwise becoming due pursuant to Article III of the Agreement (each a “Deferred

Article III Payment”) until January 4, 2016, upon the terms provided below. With each of the Monthly Reports due for the period from the Effective Date through December 31, 2015, the CUSO shall submit to ITT ESI an invoice for all Deferred Article III Payments otherwise due for such month, (a) accompanied by supporting Claims Packages; (b) stating that the due date for such Deferred Article III Payment is delayed until January 4, 2016; (c) setting forth each previously-delayed Deferred Article III Payment; and (d) setting forth the then-current total amount of all unpaid Deferred Article III Payments. On January 4, 2016, ITT ESI shall pay the aggregate of all then unpaid Deferred Article III Payments (which shall be the then–current total unpaid amount specified in the CUSO’s most current Monthly Report hereunder net of any Deferred Article III Payment made by ITT ESI on or after receipt of such Monthly Report). Nothing herein provided shall prohibit ITT ESI from prepaying all or any part of any Deferred Article III Payments. All payments in respect of any Deferred Article III Payment shall be applied to the Deferred Article III Payments in the inverse order of their original due dates (i.e., before application of this Section 4). Any portion of any Deferred Article III Payment remaining unpaid after January 4, 2016 shall accrue interest, at the rate of 12.5 percent per annum, from the date such Deferred Article III Payment would otherwise have been due absent the deferral provided for herein, until paid in full by ITT ESI. For the avoidance of any confusion, any Deferred Article III Payment paid on or before January 4, 2016 shall bear no interest whatsoever. Unless otherwise specified in writing by ITT ESI, any ITT ESI Risk Payment made by ITT ESI after January 4, 2016 shall be applied first to the portion of the aggregate amount due from ITT ESI on such payment date that does not represent unpaid Deferred Article III Payments or interest thereon, next to accrued and unpaid interest on Deferred Article III Payments, and last to Deferred Article III Payments in the inverse order of their original due dates. If ITT ESI fails to pay to the CUSO the Discharge Amount in full on or before the fifth Business Day following the Effective Date as provided in this Section 4, no discharge of obligations with respect to the Loans set forth on Exhibit A shall occur and none of the amendments to the Agreement set forth in Sections 1, 2, 3 and 4 of this Amendment shall be deemed to have become effective.

5. For the avoidance of confusion, the Parties acknowledge and agree that, following payment of the Discharge Amount in accordance with Section 4 of this Amendment, the Parties’ respective rights and obligations under the Agreement with respect to those Loans set forth on Exhibit A to this Amendment shall continue in full force and effect to the same extent and in the same manner as other Loans discharged pursuant to Section 3.6 of the Agreement.

6. Except as expressly amended by this Amendment, the remainder of the Agreement is unchanged and remains in full force and effect.

7. The Parties agree that notwithstanding any provision to the contrary in the Program Documents, if any, the CUSO will deliver to ITT ESI, no later than July 31, 2015, the CUSO’s audited financial statements for the fiscal year ended 2014.

8. Contemporaneously herewith, ITT ESI is delivering to the CUSO a Secretary’s Certificate evidencing the authority of the representative executing this Amendment on behalf of ITT ESI.

9. This Amendment may be executed in multiple counterparts, each of which shall for all purposes be deemed to be an original and both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have caused their names to be signed hereto by their respective duly authorized officers effective as of the Effective Date.

ITT EDUCATIONAL SERVICES, INC.

By:	/s/ Daniel M. Fitzpatrick
Name:	Daniel M. Fitzpatrick
Title:	Executive Vice President and Chief Financial Officer

STUDENT CU CONNECT CUSO, LLC

By:	/s/ Joe Karlin
Name:	Joe Karlin
Title:	Program Administrator

[Signature Page to Sixth Amendment to Risk Sharing Agreement.]

EXHIBIT A

List of Loans for which ITT ESI obligations are to be discharged, to the extent and as provided in Section 3.6 of the Agreement, by payment of the Discharge Amount as provided in Section 4 of this Amendment.

See attached.

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